10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com August 25, 2025 Robert Chambers Deliver via E-Mail Dear Rob, It is my pleasure to submit to you this employment offer with Americold (the “Company”), which shall replace the terms of your current employment agreement dated as of November 4, 2021. Based on your position, the following offer provisions should be attractive and can be summarized within these points: • The position being offered is Chief Executive Officer, effective on the date you are appointed by the Board of Directors, which is expected to be September 1, 2025. • You will report to our Board of Directors and are expected to participate as a member of the Board of Directors, subject to being elected by the Board of Directors. • You will continue to be located out of our corporate office in Atlanta, GA. • Your annual base salary will be $1,000,000, which will be reviewed on an annual basis and paid in accordance with our U.S. bi-weekly payroll practices. • You will continue to be eligible for our Annual Incentive Plan (“AIP”) which allows for an annual incentive compensation opportunity for meeting stated performance goals. Your target bonus will now be 160% of your base salary, which will be reviewed on an annual basis and paid in accordance with the terms of the AIP. • You will continue to be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in such amounts and at such times as the Compensation Committee of the Board of Directors shall determine at its sole discretion. All awards will be reviewed annually and subject to the terms and conditions of the Plan. Subject to the final approval of the Compensation Committee and Board of Directors, the terms of the Plan and associated grant documentation: o On September 1, 2025, you would receive a one-time Restricted Stock Unit grant with a value of $575,000, which will vest in ratably over a 3-year period from the grant date. o It is anticipated that your 2026 annual grant, which includes a combination of time-based and performance- based Restricted Stock Units, will have a target value of $3,750,000, subject to the final approval of the Compensation Committee and Board of Directors. • You will continue to be provided with a competitive benefit plan which includes paid medical/dental/vision for you and your dependents through our Executive Health program. Additionally, we offer life insurance, disability, 401(k) and other benefits. Your current benefits elections for 2025 will remain unchanged. • You will continue to be eligible for 25 days Paid Time Off per calendar year in accordance with the Company’s policy, as well as 7 paid holidays and 2 floating holidays. • Additional details such as notice to leave the Company, our Restrictive Covenants and Mandatory Arbitration Agreement and any other termination provisions will be found in our Executive Severance Benefits Plan, which will be provided to you separately and you will be required to sign. 6

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com • Please note that your employment with Americold is “at will”. You have the right to review this job offer with anyone you choose, and the Company will reimburse you for the reasonable costs associated with such review. Rob, all of us are excited about the opportunities ahead and the contributions you are making with Americold. The team looks forward to making your transition to your new role as smooth as possible. With best regards, /s/ Samantha Charleston Samantha Charleston EVP & Chief Human Resources Officer cc: Lisa Chasey, Nathan Harwell Please sign below to confirm your understanding and acceptance of the above terms and conditions of the offer. Signature: Date: 7 /s/ Robert S. Chambers August 25, 2025